APPENDIX H

TIG ADVISORS, LLC

CODE OF ETHICS

Adopted: December 01, 2005

Amended: May 1, 2011

I.	INTRODUCTION

This Code of Ethics (“Code”) has been adopted by TIG Advisors, LLC (“the Adviser”) in recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards. Its purpose is to alert the officers, directors and employees and certain affiliated persons of the Adviser to their ethical and legal responsibilities with respect to securities transactions involving (a) the possession of material, non-public information and (b) identify possible conflicts of interest with the Adviser’s Clients (as defined herein) and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

This Code is adopted pursuant to the requirements of Sections 204A and 204 of the Investment Advisers Act of 1940 and Rule 204-2(a)(12) thereunder that registered investment advisers adopt procedures reasonably designed to prevent the misuse of material, non-public information and maintain records of personal securities transactions of advisory personnel.

High ethical standards are essential for the success of the Adviser and to maintain the confidence of investors in investment funds or accounts (“Clients”) managed by the Adviser. The Adviser’s long-term business interests and the provisions of this Code are based upon adherence to the following general fiduciary principals applicable to all investment advisers:

A.	THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF THE ADVISER’S CLIENTS FIRST;

B.	ALL PERSONNEL OF THE ADVISER, INCLUDING DIRECTORS, OFFICERS, MANAGERS AND EMPLOYEES OF THE ADVISER MUST PUT THE INTERESTS OF THE ADVISER’S CLIENTS BEFORE THEIR OWN PERSONAL INTERESTS AND MUST ACT HONESTLY AND FAIRLY IN ALL RESPECTS IN DEALINGS WITH CLIENTS.

C.	ALL PERSONNEL OF THE ADVISER SHALL BECOME AWARE AND MAINTAIN KNOWLEDGE OF AND SHALL COMPLY STRICTLY WITH ALL APPLICABLE FEDERAL AND STATE LAWS AND REGULATIONS OF ANY GOVERNMENTAL AGENCY OR SELF REGULATORY ORGANIZATION GOVERNING HIS OR HER ACTIVITIES; AND

D.	THE REQUIREMENT THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED CONSISTENT WITH THIS CODE AND IN SUCH A MANNER TO AVOID ANY ACTUAL, POTENTIAL, OR PERCEIVED CONFLICT OF INTEREST OR ANY ABUSE OF ANY INDIVIDUAL’S POSITION OF TRUST AND RESPONSIBILITY.

Adherence to the Code of Ethics and the related restrictions on personal investing are considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

Every officer, director and employee must read, acknowledge receipt of, retain and comply with the Code. Any questions regarding the Code should be addressed to the Compliance Officer.

II.	DEFINITIONS

1.	The Adviser means TIG Advisors, LLC.

2.	Adviser’s Client includes all funds and accounts managed by the Adviser.

3.	Access Person means (i) any partner, officer, director, manager, member or employee of the Adviser (excluding any of the foregoing who are employed at Tiedemann Trust Company and have no access to any portfolio information for any client), or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

4.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

5.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

6.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser. A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for the clients; (ii) obtains information on investments and/or potential investments for clients; or (iii) has knowledge of the investments or potential investments of the clients; provided however, that a person will not be a Covered Person of the Adviser if that person is a Supervised Person of another federal or state registered investment adviser.

7.	Personal Account means any account in which a Covered Person has any beneficial ownership.

8.	Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)). “Security” shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

The term “Reportable Security” does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”);

(v)	Shares of registered exchange traded funds or closed-end mutual funds, (i.e,, PQQs, SPDRs);

(vi)	Option positions on major indices (i.e., S&P 500, etc.)

(vii)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

9.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling.

10.	Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

POLICIES AND PROCEDURES

TO PREVENT INSIDER TRADING

III.	POLICY STATEMENT ON INSIDER TRADING

Persons associated with the Adviser (including, but not limited to, shareholders, partners, members, officers, directors, employees, consultants and independent contractors) are prohibited from trading, either personally or on behalf of others, including client accounts managed by the Adviser (“Client Accounts”), in any security or security-based derivative position on the basis of material, nonpublic information or communicating material nonpublic information to others in violation of the law. This prohibited conduct is frequently referred to as “insider trading.” The Adviser’s policy applies to the Adviser and persons associated with the Adviser and extends to activities within and outside their duties at the Adviser. Every officer, director and employee must read and retain this policy statement. Any questions regarding the Adviser’s policy and procedures should be referred to the General Counsel.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material, nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information; or

•

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the General Counsel.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, the Adviser may become an insider of a company it advises or for which it performs other services.

2.	What is Material Information?

Trading on nonpublic information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:

•	earnings information;

•	mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	changes in control or in the board of directors or executive management;

•	change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•

events regarding the issuer’s securities — e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

•	bankruptcies or receiverships; or

•	information concerning a proposed private offering (private investment in public equity or “PIPE”).

Material information does not have to relate directly to a company’s operations. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated to the market place. For example, information found in a report filed with the SEC, a court docket, or appearing in Bloomberg, Dow Jones, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Establishing Insider Trading Liability.

There are two main theories with respect to establishing insider trading liability:

a.	Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence.

There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

b.	Misappropriation Theory

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information.

In U.S. v. O’Hagan, 117 S. Ct. 2199 (1997), the Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.	Tender Offers

The SEC has adopted a rule which expressly forbids trading while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either until the information is publicly disclosed by press release or otherwise. There is no requirement to prove that there has been a breach of fiduciary duty when establishing insider trading liability in the context of tender offers. As a result, Supervised Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.	Circumstances in Which You May Obtain Material, Nonpublic Information

Material, non-public information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, non-public information through:

•	meetings with company representatives (such as “one-on-one” or other discussions with company executives or directors);

•	serving as a director of a company;

•	participation in industry meetings;

•	discussions with industry experts or insider employees;

•	interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

•	family or personal relationships with insiders or others in the financial services industry;

•	participation on creditor committees;

•	brokerage relationships providing invitations and access to “PIPE” transactions;

•	the ownership of debt and equity securities of the same issuer;

•	interactions with clients (including private fund investors) who are corporate insiders; or

•	interaction with other persons in the financial services industry.

US public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, nonpublic information to certain persons (in general, securities market professionals and holders of the issuer’s securities who may well trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer’s responsibilities pursuant to Regulation FD, the Adviser and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material, nonpublic information.

7.	Penalties for Insider Trading.

Penalties for trading on or communicating, material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Civil penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited;

•

fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and

•	prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

Criminal penalties include:

•	up to 20 years in prison and/or fines of up to $5 million for each violation for individuals; and

•	fines of up to $25 million for corporate entities.

IV.	PROCEDURES TO IMPLEMENT THE ADVISER’S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of the Adviser in avoiding insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the General Counsel.

1.	Risk Assessment.

In order to develop, implement and maintain a comprehensive program to prevent insider trading, the General Counsel/Compliance Officer shall assess and evaluate the circumstances that may increase the Adviser’s and its Supervised Persons’ exposure to potential insider trading liability (the “Risk Assessment”). Additional procedures should be designed and implemented, as appropriate, to address the risks identified through the Risk Assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored, and revised as necessary.

2.	Steps to Take if in Possession of Potential Material, Nonpublic Information.

If you believe that information in your possession is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

•	Report the matter immediately to the General Counsel.

•	Do not purchase or sell the security (including derivatives, swaps or other types of financial instruments relating to the security) on behalf of yourself or others, including Client Accounts.

•	Do not communicate the information inside or outside the Adviser, other than to the General Counsel.

After the General Counsel has reviewed the issue or consulted with counsel (as appropriate), you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

3.	Personal Securities Trading.

The Adviser’s Code of Ethics (See Appendix H) contains restrictions on the personal securities trading of persons subject to the Code. A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to this policy.

4.	Restricting Access to Material, Nonpublic Information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within or outside the Adviser, except as provided in paragraph 1 of this Section II. In addition, care should be taken so that such information is secure. The Adviser should consider taking appropriate measures to prevent the flow of such material, nonpublic information from personnel of the Adviser to others within the Adviser’s organization to the extent possible. Such measures may include:

•	Sealing files containing material, nonpublic information;

•	Physically isolating from other personnel of the Adviser the person or persons who have or who may be in receipt of material, nonpublic information; and

•	Restricting access to computer files containing material, nonpublic information

If a confidentiality agreement has been executed with respect to material, nonpublic information, then the General Counsel should ensure that the terms of such confidentiality agreement are followed.

5.	Education.

Supervised Persons will be required to attend periodic mandatory training sessions in order to learn about insider trading and any developments in the regulatory environment.

6.	Record Keeping

The Adviser shall maintain records relating to this policy, including:

•	a written report detailing any matter reported to the Compliance Officer in accordance with this policy, and the resolution thereof;

•	results of the Risk Assessment and any resulting modifications to this policy; and

•	attendance of and material related to any training sessions.

V.	PERSONAL TRADING PROCEDURES

The Adviser and its personnel may effect transactions for their own accounts, on a strictly limited basis. The allowable transactions of “Reportable Securities”, as defined in Section II of the Code, will consist of SALES ONLY of such securities that were previously held in a Personal Account prior to the adoption date of this Code, December 1, 2005 or prior to employment with the Adviser. No purchases of any Reportable Securities will be allowed subsequent to the adoption date, except as provided in Section VII below.

To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted this Code of Ethics (the “Code”) and policies governing personal securities transactions. (Rule 204A-1).

VI.	APPLICABILITY OF PERSONAL TRADING PROCEDURES

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•

A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children; provided however, that if a Covered Person’s spouse has investment discretion on behalf of another investment adviser such accounts maintained by that other investment adviser may be excluded in the Compliance Officer’s discretion;

•	Any immediate family members who live in the Covered Person’s household;

•

Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

VII.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Accounts. Except as provided below, Covered Persons will be allowed to SELL ONLY any Reportable Security that was held in his or her Personal Account prior to the adoption date of this Code of Ethics, December 1, 2005 or prior to his or her employment with the Adviser.

A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any Reportable Security transaction in his or her Personal Account. Exceptions from preclearance requirements are those transactions cited in Section VIII of the Code. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as (Attachment A) and also appears on the Advisor’s intranet. Preclearance remains in effect ONLY for 24 Hours from the time of approval and notification by the Compliance Officer.

3.	Blackout Periods for Restricted Securities Transactions. A Blackout Period will be in effect for the SALE of any Restricted Securities. Any Covered person may NOT sell, directly or indirectly for a Personal Account, any security that 7 days prior to his or her transaction, the Security has been purchased or sold for any Client.

4.	Short Sales. A Covered Person may NOT engage in any short sale of a Reportable Security. However, in the case of a short sale that was in effect prior to his or her employment with the Adviser, a Covered Person may close out such short sale by purchasing the applicable security in accordance with the preclearance requirements outlined in paragraphs 2 and 3 above.

5.	Initial Public Offerings. A Covered Person may not acquire direct or indirect beneficial ownership in ANY securities in any initial public offering.

6.	Municipal Bonds. A Covered Person may purchase or sell municipal bonds, provided that such purchase or sale is approved by the Compliance Officer using the Preclearance Form (Attachment A). Preclearance will remain in effect ONLY for 24 Hours from the time of approval and notification by the Compliance Officer. If, at the time of the preclearance request, the municipal bond is held by any fund managed by the Advisor, the request will be rejected.

7.	Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval, provided however, that investments in any TIG Advisors’ clients (funds) do not require prior approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

8.	Gifts and Business Entertainment. A Covered Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Covered Persons are prohibited from receiving (or giving) any gift, service or other item greater than $250 in value from (or to) any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

Reporting Requirements related to Gifts and Business Entertainment:

a.	Covered Persons must report any gift in excess of de minimis value to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

b.	Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer.

9.	Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company, public or private, unless the Covered Person has received written approval from the Compliance Officer. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the Initial Holdings Report in accordance with Section IX of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities of public companies or investment vehicles in which the Covered Person has a significant role (Appendix H – Attachment E).

Prior notification will be issued to all Fund Managers of any security for which a Covered person serves as a director from a list that will be maintained by the Compliance Officer.

Purchases of any security for which a Covered Person serves as a director:

a.	Will NOT be permitted for purchase in any Personal Accounts;

b.	Will be allowed for purchase by Fund Managers for TIG Advisors’ Client accounts ONLY with prior written Non-Disclosure documentation in place verifying no trading on material nonpublic information is involved in the security transaction.

10.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

VIII.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section VII:

(i)	Issuance or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

(ii)	Transactions in securities that are not Reportable Securities; and

(iii)	Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

IX.	REPORTING

1.	Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

•	duplicate copies of securities trade confirmations (“Broker’s Confirmations”) within 30 days after the Covered Person’s transaction and

•	the Covered Person’s monthly or quarterly brokerage statements.

A Duplicate Copies of Confirmations and Statements Letter is attached as (Attachment B) and also appears on the Adviser’s intranet.

2.	New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any Reportable Securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an Initial Holdings Report (Attachment C ) to the Compliance Officer listing all of the following:

a.	Securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Covered Person has any beneficial ownership);

b.	Names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held.

c.	The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.

d.	Covered Persons shall annually submit to the Compliance Officer an updated Holdings Report, which must be current as of a date no more than 45 days prior to the date the report was submitted. (Attachment D)

4.	Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control.

5.	Covered Persons must report immediately any suspected Code violations to the Compliance Officer.

6.	Transactions Subject to Review. The Reportable Securities transactions reported on the Broker’s Confirmations will be reviewed and compared against client transactions. The Compliance Officer will check transactions on duplicate statements against preclearance forms to make sure all trades have been precleared, if preclearance was required.

X.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

XI.	OVERSIGHT OF CODE OF ETHICS

1. Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as (Attachment E) or such other form as may be approved by the Compliance Officer.

2. Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. The President of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3. Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment.

4. Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5. ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

XII. CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

APPENDIX H—ATTACHMENT A

TIG ADVISORS, LLC

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered/Access Persons must complete this Preclearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Account Information

Employee Account: _____________________________________________________________

(Name & Number)

Broker/Dealer: _________________________________________________________________

Investment Information

Issuer: _________________________	Bloomberg Code/Ticker Symbol:_______________

Equity Investments: Cmn Pfd	Number of shares: _________

Options: Put/Call Expiration Date: ________________

Debt Investments:

Interest rate: ____________

Maturity date: ____________

Transaction Information

Transaction Type: Sale

Estimated Trade Date:_______________

Estimated Price:____________________

Broker/Dealer:_____________________

Is the investment an initial public offering?	Y	N
Is the investment a private placement or investment opportunity of limited availability?	Y	N

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Compliance Officer’s signature.

Employee Name (please print)

_____________________
Employee Signature	Date

Disposition of Preclearance Request

Approved / Denied	By: ____________________________	Date:______________________
Compliance Officer

APPENDIX H—ATTACHMENT B

TIG ADVISORS, LLC

Duplicate Copies of Confirmations and Statements

1. To:

2. From: ______________________________________ (“Employee”)

Dear Sir or Madam:

The above-mentioned individual is an Employee of TIG ADVISORS, LLC, a private investment company. Please arrange for duplicate copies of both securities trade confirmations (within 30 days after the transaction) as well as monthly statements concerning the employee accounts to be sent directly to:

Via Mail:	Compliance Officer	Email:	Compliance@tigny.com
	TIG ADVISORS, LLC 520 Madison Avenue, 26th Floor New York, New York 10022	Fax:	212-644-4470

The employee maintains, has an interest in, or exercises investment control over the following accounts at your institution:

3.

ACCOUNT TITLE	ACCOUNT NUMBER

4. Employee Signature:
5. Name & Address:

The Employee shall not be permitted to remove TIG Advisors, LLC as a recipient of duplicate confirms and statements without the approval and signature of TIG Advisors’ Compliance Officer.

Dated: __________________	______________________________________________
Title: Compliance Officer

520 Madison Avenue 26th Floor     New York, New York 10022

INSTRUCTIONS: DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS FORM

COMPLETE THIS FORM FOR EACH

BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION

AT WHICH YOU

MAINTAIN AN ACCOUNT,

HAVE AN INTEREST IN AN ACCOUNT,

OR EXERCISE INVESTMENT CONTROL OVER AN ACCOUNT.

Please type or print the information requested.

1.	Broker/Institution’s Name and Mailing Address: List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.	Your name.

3.	Account Title and Number: List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise investment control.

4.	Employee’s Signature. Sign the form.

5.	Print your name and address.

After completion by you and signature of Compliance Officer, mail this completed form to the broker or other financial institution.

APPENDIX H—ATTACHMENT C

TIG ADVISORS, LLC

INITIAL HOLDINGS REPORT OF COVERED/ACCESS PERSONS

Pursuant to the Code, you must submit an Initial Holdings Report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code).

Kindly complete the form below and return it to the Compliance Officer. Initial Holdings Reports must be submitted no later than 10 days after the date on which the undersigned became a Covered Person/Access Person. The information set forth in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

INSTRUCTIONS:

1.	You must list each Reportable Security in which you have a Beneficial Interest. Use Additional sheets if necessary. Copies of Brokerage Statements may be attached to this form.

2.	You must complete and sign this certification whether or not you or your broker sends statements directly to the Compliance Officer.

Name of Security	Ticker Symbol or CUSIP Number	Number of Shares or Principal Amount	Type of Security	Broker/Dealer or Other Party Through Whom Transaction was Made or With Whom Securities Are Held	Account Number

Certifications: I hereby certify that:

The securities listed above reflect all the Reportable Securities in which I have a Beneficial Interest. The names of any brokerage firms or banks where I have an account in which ANY securities are held have also been disclosed.

I have read the Code of Ethics and certify that I am in compliance with it.

Date: ____________	Signature: ____________________________	Name: _______________________

APPENDIX H—ATTACHMENT D

TIG ADVISORS, LLC

ANNUAL HOLDINGS REPORT OF COVERED/ACCESS PERSONS

Pursuant to the Code, you must submit an Annual Holdings Report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code).

Kindly complete the form below and return it to the Compliance Officer. The information set forth in an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

INSTRUCTIONS:

1.	You must list each Reportable Security in which you have a Beneficial Interest. Use Additional sheets if necessary. Copies of Brokerage Statements may be attached to this form.

2.	You must complete and sign this certification whether or not you or your broker sends statements directly to the Compliance Officer.

Name of Security	Ticker Symbol or CUSIP Number	Number of Shares or Principal Amount	Type of Security	Broker/Dealer or Other Party Through Whom Transaction was Made or With Whom Securities Are Held	Account Number

Certifications: I hereby certify that:

The securities listed above reflect all the Reportable Securities in which I have a Beneficial Interest. The names of any brokerage firms or banks where I have an account in which ANY securities are held have also been disclosed.

I have read the Code of Ethics and certify that I am in compliance with it.

Date: ____________	Signature: ____________________________	Name: _______________________

APPENDIX H – ATTACHMENT E

TIG ADVISORS, LLC

REPORT ON OUTSIDE BUSINESS ACTIVITIES

Adviser personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding charitable organizations), without prior written authorization from the General Counsel/Compliance Officer.

Pursuant to the Code, you are required to submit to the General Counsel/Compliance Officer a description of any business activities outside of the Adviser in which you have a significant role, including all board of directors seats or offices that you hold. Please describe your outside business activities in the space provided below:

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed as an officer by such publicly-traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity and if no family members are employed as described above, please check the following box: ☐

Date:
Signature

Print Name:

APPENDIX H— ATTACHMENT E

TIG ADVISORS, LLC

CODE OF ETHICS

ANNUAL ACKNOWLEDGMENT FORM

I hereby acknowledge receipt of the TIG ADVISORS, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly brokerage account statements to the Compliance Officer. I have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)